NEWS RELEASE

Media Contact:	Investor Contact:
Gia L. Oei, 603-929-2489	Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com	E-mail: Carolyn.Miller@nh.fishersci.com

Fisher Scientific Elects New Vice President,
General Counsel and Secretary

HAMPTON, N.H., March 14, 2005 — Fisher Scientific International Inc. (NYSE: FSH) announced today that Mark Roellig is the joining the Company as Vice President, General Counsel and Secretary of Fisher Scientific.

     Roellig has more than 20 years of legal experience, including serving as the chief legal officer for several large public corporations. He joins Fisher Scientific from Storage Technology Corporation (StorageTek), where he was Vice President, General Counsel and Secretary. In that role, he was responsible for all legal and public-policy issues as well as supporting the activities of the board of directors of StorageTek.

     Prior to joining Storage Technology, Roellig served in progressively challenging legal positions with US West Inc., a leading provider of voice, video and data services. In 1997, he was promoted to Executive Vice President of Public Policy, Human Resources and Law, Secretary and General Counsel for US West. In that role, he was instrumental in negotiating the company’s merger with Qwest. He began his career practicing civil litigation with the Seattle law firms of Reed, McClure, Moceri and Thonn; and Perey and Smith.

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Fisher Scientific Elects New Vice President, General Counsel and Secretary — 2

     Roellig received a bachelor’s degree in mathematics from the University of Michigan. He received a law degree from George Washington University and an MBA from the University of Washington in Seattle.

     Roellig will be based at Fisher Scientific’s corporate headquarters in Hampton, N.H. He replaces Todd M. DuChene, who resigned from the position to pursue other interests.

Fisher Scientific: A World Leader in Serving Science

Fisher Scientific International Inc. (NYSE: FSH) is a leading provider of products and services to the scientific community. Fisher facilitates discovery by supplying researchers and clinicians in labs around the world with the tools they need. We serve pharmaceutical and biotech companies; colleges and universities; medical-research institutions; hospitals; reference, quality-control, process-control and R&D labs in various industries; as well as governments and first responders. From biochemicals, cell-culture media and proprietary RNAi technology to rapid-diagnostic tests, safety products and other consumable supplies, Fisher provides more than 600,000 products and services. This broad offering, combined with Fisher’s globally integrated supply chain and unmatched sales and marketing presence, helps make our 350,000 customers more efficient and effective at what they do.

Founded in 1902, Fisher Scientific is a FORTUNE 500 company and is a component of the S&P 500 Index. Fisher has approximately 17,000 employees worldwide, and our annual revenues are expected to exceed $5 billion in 2005. Fisher Scientific is a company committed to high standards and delivering on our promises — to customers, shareholders and employees alike. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.

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